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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                           ---------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported): October 2, 1996


                       SPECIALTY CHEMICAL RESOURCES, INC.
               (Exact Name of Registrant as Specified in Charter)


   Delaware                        1-11013                     34-1366838
(State or Other                (Commission File               (IRS Employer
Jurisdiction of                   Number)                 Identification No.)
Incorporation)

9100 Valley View Road, Macedonia, Ohio                             44056
(Address of Principal Executive Offices)                        (Zip Code)

       Registrant's telephone number, including area code: (216) 468-1380.


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Item 5.           Other Events.

                  (a) The Company is one of several defendants in two personal injury lawsuits. HAMRICK V. COASTAL LUMBER COMPANY, DONALD MEGERT, MONONGAHELA POWER COMPANY, LAWSON PRODUCTS, INC. AND SPECIALTY CHEMICAL RESOURCES, INC. was filed in 1995 and is currently pending in the Circuit Court of Webster County, West Virginia. The lawsuit alleges that the plaintiff was injured due to unsafe working conditions and that his injury was caused, in part, by his use of one of the Company's products. The lawsuit asks for unspecified damages. RENFRO, SPEARS ET AL V. SPECIALTY CHEMICAL RESOURCES, INC., GOODYEAR TIRE AND RUBBER COMPANY AND SANDRA VOGLER was filed in 1994 and is currently pending in the District Court of Harris County, Texas. The lawsuit alleges that the injuries suffered by plaintiffs were caused, in part, by their use of one of the Company's products. The lawsuit asks for unspecified damages.

                  The Company believes that each of these lawsuits is without merit. The Company had aggregate applicable insurance coverage of $2,000,000 at the time of these lawsuits. The Company has recently been contacted by its insurer respecting the possible need to utilize the full amount of insurance coverage in connection with these two lawsuits. In such event, the Company could have liability exposure which would not be covered by insurance. At this time, the Company is unable to predict what exposure, if any, it has in connection with these lawsuits.

                  (b) On October 3, 1996, the Company issued a press release announcing that it has extended the expiration date of its current Rights Offering from October 4, 1996 to October 11, 1996. The Company has distributed to the record holders of shares of its Common Stock nontransferable subscription rights to subscribe for and purchase its 6% Convertible Subordinated Notes due 2006. A copy of the press release is attached hereto as Exhibit A.

Item 7(c).   Exhibits.

             Exhibit A - Press Release of Specialty Chemical Resources, Inc. dated October 3, 1996


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      SPECIALTY CHEMICAL RESOURCES, INC.

Dated: October 2, 1996                By:   /s/ Corey B. Roth
                                            ----------------------------------
                                            Corey B. Roth, Vice President,
                                            Treasurer and Assistant Secretary